CONFIDENTIAL

April 30, 2012

Michael B. Moneymaker

201 Alta Drive

Stuarts Draft, Virginia 24477

Re:            Agreement

Dear Mike:

This letter agreement sets forth the complete terms under which your employment with Lumos Networks Corp. (the “Company”) will cease.

Retirement Date.  Your employment with the Company is ceasing and your last day of employment with the Company will be April 30, 2012 (your “Retirement Date”).  After your Retirement Date, you will no longer be an employee or a member of the board of directors of the Company or any parent, subsidiary or affiliate of the Company.  You also hereby waive any claim for future employment with the Company or any parent, subsidiary or affiliate of the Company.

Benefits.  As consideration for the General Release described in paragraph 9 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will provide you with the following benefits:

Payments.  You, and after your death, your beneficiary, will receive fifty percent (50%) of your base salary in effect as of the date of this letter for twenty-four (24) months in such periodic installments, not less frequently than monthly, as were being paid immediately prior to the Retirement Date, beginning with a lump sum payment on the first payroll date occurring after the six months following your Retirement Date or, if earlier, your death, equal to the payments you would have received prior to such date had the payments commenced immediately following your Retirement Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

Non-Compete Payments.  You, and after your death, your beneficiary, will receive non-compete payments in an amount equivalent to fifty percent (50%) of your base salary in effect as of the date of this letter for twenty-four (24) months in such periodic installments, not less frequently than monthly, as were being paid immediately prior to the Retirement Date, beginning with a lump sum payment on the first payroll date occurring after the six months following your Retirement Date or, if earlier, your death, equal to the payments you would have received had the payments commenced immediately following your Retirement Date, and subsequent installments in equal periodic installments thereafter, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

TIP.  You will be paid a TIP amount on the same terms as are set forth in Section 4(c)(ii) of your Employment Agreement dated July 29, 2011, which is attached as Exhibit A (your “Employment Agreement”).  This TIP amount will be the net present value equivalent, as determined by the Board of Directors of the Company, in their reasonable discretion, of two (2) times your target Incentive Payment of one hundred percent (100%) of your base salary, and will be paid,  to you, or in the event of your death, your beneficiary, no later than two and a half (2 1/2) months after the Retirement Date, less any sums which may be required to be deducted or withheld under applicable provisions of law.

Nothing in this letter agreement shall be deemed an admission by the Company or any parent, subsidiary or affiliate of the Company, or by you, of any violation of any agreement, statute, law, or right or of any wrongdoing of any kind.

Employee Benefits.  You also will receive the following employee benefits:

Continuation of medical coverage for you and your dependents under the Company’s post-retirement medical benefit plan (“OPEB”) in accordance with its terms beginning immediately after your Retirement Date regardless of whether you or your eligible dependents are otherwise eligible to participate in OPEB.  The Company will include and report in your taxable income the portion of the monthly OPEB premium payments that the Company pays on your and your eligible dependents’ behalf, and you will be required to pay any sums which may be required to be deducted or withheld with respect to such amounts under applicable provisions of law.  Such coverage will continue for the same period as generally provided under OPEB for otherwise eligible employees.

Continuation of vision and dental coverage for you and your eligible dependents under the Company’s vision plan in accordance with its terms beginning immediately after your Retirement Date, regardless of whether you or your eligible dependents are otherwise eligible to participate in such plan, and continuing for twenty-four (24) months after the Retirement Date.  You will be required to pay the full premium if you elect to continue that coverage at the same rate as eligible active employees.

Your current life insurance and accidental death and dismemberment coverage for you and your eligible dependents will terminate as of the Retirement Date unless you elect to convert such coverage to an individual policy in accordance with the terms of the current policy.  You will be required to pay the full premium if you elect to continue such coverage.  In lieu of reimbursing you for the cost of any continued term life insurance or accidental death and dismemberment coverage for you and your eligible dependents, you, or after your death, your beneficiary, will receive a one-time lump sum payment in the amount of $4,000, less any sums which may be required to be deducted or withheld under applicable law, no later than two and one half (2 1/2) months after the Retirement Date.

As an additional payment, you, or in the event of your death, your beneficiary, will receive a lump sum amount, equal to one-third (1/3) of your annual base salary as of the date of this letter, less any sums which may be required to be deducted or withheld under applicable law, no later than two and one half (2 1/2) months after the Retirement Date.

You will receive your vested benefits under the Company’s Retirement Plan for Employees of Lumos Networks Corp. and the Company’s Executive Supplemental Retirement Plan,  at a level based on the sum of your age and years of benefit service under such Plans had you remained employed through December 31, 2012, in accordance with their terms.  The amount of these benefits as calculated by New York Life is set forth on Exhibit B attached hereto; provided that the Company makes no representation or warranty as to the accuracy of such calculation.  You also will receive benefits under the Company’s Savings and Security Plan in accordance with its terms.

You and your dependents’ rights to benefits under the Company’s employee benefit plans in which you participate, if any, will be determined in accordance with the applicable plan documents, except as otherwise set forth herein.

Notwithstanding any other provision hereof, if any of the payments to be made or benefits to be provided pursuant to Section 2 or this Section 3 constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), payable upon a separation from service, then such payments or benefits will be delayed, to the extent required under Section 409A of the Code, until six (6) months after the Retirement Date or, if earlier, your death (the “409A Deferral Period”).  In the event any such payments would otherwise have been made in the 409A Deferral Period, the payments shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event any of the foregoing benefits are deferred, any such benefit may be provided during the 409A Deferral Period at your expense, with you having the right to reimbursement from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

Standard Payments.  You, and after your death, your beneficiary, will receive payments for earned and unpaid base salary accrued through your Retirement Date and unreimbursed business and entertainment expenses incurred or otherwise payable through your Retirement Date as are reimbursable under the Company’s normal policies (payable not later than thirty (30) days after termination).  Payment of these items will be made in a manner consistent with normal check processing schedules of the Company.  Payment of unreimbursed medical, dental and other employee benefit expenses shall be paid pursuant to the terms of the applicable benefit plans.

Company Stock.

Your vested Company Stock Options are set forth on Exhibit C attached hereto and will be exercisable in accordance with the Company’s 2011 Equity and Cash Incentive Plan and the related award agreements for three (3) months after the Retirement Date.

Any Options and Restricted Stock that you now hold that are not set forth on Exhibit C will not be vested as of your Retirement Date and will be forfeited without any payment therefore.

Accord and Satisfaction.  You agree to sign and be bound by this letter agreement in order to receive from the Company those benefits described in paragraphs  2, 3 and 5 to which you would not have been otherwise entitled in the absence of this letter agreement.  By signing this letter agreement, you accept the benefits described herein as a final accord and satisfaction of all payments and benefits due you from the Company or any parent, subsidiary or affiliate relating to your employment, including, without limitation, any amounts that may be due you under the terms of your Employment Agreement, and you hereby waive any rights to receive any other payments and benefits from the Company or any parent, subsidiary or affiliate of the Company other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under your Employment Agreement.  You also acknowledge that you are not entitled to receive any payments or benefits under any severance plan, arrangement, program or policy of the Company or any parent, subsidiary or affiliate of the Company.  Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the Company on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this letter agreement.  All other agreements regarding your employment or the subject matter therein shall be superceded by this letter agreement, except as expressly set forth herein.

Company Property.  Upon the reasonable request of the Company, and upon reasonable notice, you agree to return all Company property that is in your possession or in your home.  Such items include but are not limited to gas cards, credit cards, computers, wireless handsets and accessories, files, and reports.

Non-Competition and Confidential Information.  You agree, acknowledge and affirm that Sections 5, 8 (other than Section 8(i)), 10, 11, 13 and 15 of your Employment Agreement remain in full force and effect and are not superceded, merged or otherwise affected by this letter agreement and that you will continue to be bound by the terms and conditions of Sections 5, 8 (other than Section 8(i)), 10, 11, 13 and 15 of your Employment Agreement.  You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the foregoing sections of your Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that it may possess.  Any breach by you of this paragraph 8, or of Sections 5 and 8 (other than Section 8(i)) of your Employment Agreement, shall be grounds for termination of any payments to be made or benefits to be delivered hereunder.  Additionally, in the event of any such breach, you agree to repay the Company any benefits described in paragraphs 2, 3 and 5 of this letter agreement that you previously received pursuant to this letter agreement, that you would not have been entitled to receive absent this letter agreement.

General Release.  For and in consideration of the payments and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the Company, NTELOS Holdings Corp. and all their affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of their officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against the Company or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

The claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment with the Company or any Released Party, or the conclusion of that employment, whether such claims are now known or are later discovered, including claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this Agreement shall be interpreted to release any claims which you may have for workers compensation benefits.  You acknowledge that this letter agreement is a complete defense and shall constitute a full and final bar to any claim by you based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

Non-Disparagement.  You agree not to make any statement or take any action that criticizes or disparages the Company, any Released Party or their parents, subsidiaries or affiliates, their employees, officers, directors, representatives and agents, their management or their practices or that disrupts or impairs their normal operations; and the Company, the Released Parties and their parents, subsidiaries and affiliates agree not to take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law.  This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

Receipt and Effective Date.  You acknowledge that you have read and understand this letter agreement, that you are hereby provided a period of twenty-one (21) calendar days to consider its terms, and that you are hereby advised in writing to discuss its terms with an attorney or other advisor before executing the letter agreement, and that your execution is purely voluntary.  This letter agreement will not become effective and enforceable until seven (7) days after your execution.  You further understand that you may revoke this letter agreement within seven (7) calendar days after you have signed it by delivering written notice of revocation to Vice President, Human Resources, Lumos Networks Corp., 1154 Shenandoah Village, Waynesboro, VA 22980.  If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.  Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of twenty-one (21) days of the day you received it, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement.  Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made hereunder for the thirty (30) days immediately following the Retirement Date.  Any payments to be made or benefits to be delivered during such thirty (30) days will be delayed until the expiration of such thirty (30) days period.  Any payments that would otherwise have been paid during that time shall be accumulated and paid in a lump sum immediately after the expiration of such period.  Any benefit to be delivered during such time may be continued at your expense, with you having the right to reimbursement immediately after the expiration of such period.  You further acknowledge that the benefits set forth in paragraphs 2, 3 and 5 herein would not be otherwise payable in the absence of your agreement of the General Release in paragraph 9.

Severability.  Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible.  If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful.  In the event that any portion of the General Release in paragraph 9 is deemed void or unenforceable, the Company shall have no further obligation to provide any further benefits under paragraphs 2 and 3 above, and you agree to repay any benefits that have been paid or delivered previously.

Taxes.  You shall be responsible for any tax consequences of any payments made pursuant to this letter agreement, except for any applicable taxes that the Company withholds.  You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.

Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance.  Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by its Chief Executive Officer.

Acknowledgements.  You acknowledge that you have read this letter agreement and understand its terms.  You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement.  In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you.

Non-Disclosure.  You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order.  However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein.  The foregoing non-disclosure will not apply to the existence and terms of this letter agreement on and after, but only to the extent that, they become public knowledge upon any filing with the SEC.

Previous Agreements.  You agree and specifically acknowledge that the Company and you are entering into this letter agreement for the purpose of amicably resolving any and all issues relating to your employment with the Company and its cessation.  This letter agreement supercedes any previous agreement(s), whether written or oral, that you may have had with the Company or any parent, subsidiary or affiliate, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.

Governing Law and Interpretation.  This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia, notwithstanding any choice of law provisions otherwise requiring application of other laws.  It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

Amendments.  No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 409A.  Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code.  For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code.  Notwithstanding any other provision of this letter agreement, however, neither the Company nor any of its Released Parties shall be liable to you in the event any provision of this letter agreement fails to comply with, or be exempt from, Section 409A of the Code.

Beneficiary.  You may designate one or more individuals or entities as your beneficiary under this Agreement and change any prior beneficiary designation, so long as such designation or change in designation is in writing and delivered to Vice President, Human Resources or his successor, at the address set forth in paragraph 11 above, prior to your death.  In the absence of a valid beneficiary designation, or should your designated beneficiary predecease you, your estate shall be your beneficiary.  Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.

23.      Indemnification.  Nothing in this letter agreement shall affect your right to indemnification for any claims or liabilities arising from your acts and/or omissions as an officer or director of the Company to the extent provided by law or the governing documents of the Company.

Please sign, date, and have Notarized in the space below to accept the terms of your termination of employment from the Company and return the executed letter to me for the Company’s files.  If you have any questions, please let me know.

Sincerely,

LUMOS NETWORKS CORP.

By:

Timothy G. Biltz

President and Chief Executive Officer

            IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of this Agreement.

By: ______________________________________

Michael B. Moneymaker                        Date

Sworn to and subscribed

before me this _______ day

of _______________, 2012.

________________________________________________

Notary Public

            [Seal]